Exhibit 10.1
CLAIRE’S INC.
AMENDED AND RESTATED
STOCK INCENTIVE PLAN
(including amendments through May 20, 2011)
Section 1. Purpose
     The Plan authorizes the Committee to provide employees and directors of the Company or its Affiliates, and consultants of the Company or its Affiliates who previously served as employees of the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with Shares or Options to acquire Shares in the Company. The Company believes that this incentive program will cause those individuals to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating individuals of outstanding ability.
Section 2. Definitions
     Capitalized terms used herein shall have the meanings set forth in this Section.
(a)	“Affiliate” of any specified Person shall mean any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b)	“Claire’s Investor” shall mean any of Apollo Investment Fund VI, L.P., Apollo Investors Claire’s A LLC, and Apollo Investors Claire’s B LLC, and each of their successors or assigns.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Cause” shall have the meaning ascribed thereto in any effective employment agreement between the Company or Affiliates and the Grantee, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Committee that the Grantee has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Committee), (iv) materially violated any policy of the Company (which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Committee), or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(e)	“Committee” shall mean the committee appointed by the Board to administer the Plan, or if no such committee is appointed, the Board.

(f)	“Company” shall mean Claire’s Inc., a corporation organized under the laws of the State of Delaware.

(g)	“Disability” shall have the meaning ascribed thereto in any effective employment agreement between the Company or its Affiliates and the Grantee, or if no employment agreement is in effect that contains a definition of disability, then Disability shall mean any physical or mental incapacitation which results in a Grantee’s inability to perform his duties and responsibilities hereunder, as determined by the Committee in its good faith judgment, for a period of 180 consecutive days.

(h)	“Employee” shall mean any individual that is providing services to the Company or any of its Affiliates as an employee or director.

(i)	“Grant Letter” shall mean a letter, certificate or other agreement accepted by the Grantee, evidencing the grant of an Option hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall approve.

(j)	“Grantee” shall mean an Employee granted an Option under the Plan.

(k)	“ISO” shall mean any Option or portion thereof that meets the requirements of an incentive stock option under Section 422 of the Internal Revenue Code of 1986, and that is designated by the Committee to be an ISO.

(l)	“Nonqualified Option” shall mean any Option or portion thereof that is not an ISO.

(m)	“Options” shall refer to options issued under and subject to the Plan.

(n)	“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

(o)	“Plan” shall mean this Stock Incentive Plan as set forth herein and as amended from time to time.

(p)	“Qualified IPO” shall mean a sale by the Company of Shares for cash in an initial underwritten (firm commitment) public offering registered under the Securities Act of 1933 resulting in the listing of the Shares on a nationally recognized stock exchange, including without limitation the Nasdaq Stock Market.

(q)	“Share” shall mean a share of common stock of the Company, or of any class of security, if any, into which such common stock may be converted or for which such common stock may be exchanged.

(r)	“Specified Conduct” shall mean a Grantee’s (i) unauthorized disclosure of confidential information relating to the Company or its Affiliates, (ii) engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder, owner, or agent in any retail business that derives 20% or more of its business from sales of jewelry, accessories and/or cosmetics targeted to girls and women (a “Competing Business”), (iii) inducing or attempting to induce any customer, vendor, supplier, licensor or other Person in a business relationship with the Company or any Affiliate, for or with which the Grantee or employees working under the Grantee’s supervision had any direct or indirect responsibility or contact during the Grantee’s employment with the Company or its Affiliates, (A) to do business with a Competing Business or (B) to cease, restrict, terminate or otherwise reduce business with the Company or its Affiliates for the benefit of a Competing Business, regardless of whether the Grantee initiates contact, or (iv) hiring, directly or indirectly, any individual who was an employee of the Company or its Affiliates within the six month period prior to termination of Grantee’s employment, or soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment with the Company or its Affiliates.

(s)	“Target IPO Price” shall mean $10.00, accumulated at an effective annual rate of 17.5% from May 29, 2007 to the date of consummation of a Qualified IPO, provided that the Committee shall make such adjustment to the Target IPO Price as it determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.
Section 3. Shares Available under the Plan
     Subject to the provisions of Section 7, the total number of Shares that may be issued under the Plan shall not exceed 8,200,000. If, prior to exercise, any awards are forfeited, lapse or terminate for any reason without issuance of Shares, the Shares covered thereby may again be available for Option grants under the Plan.
Section 4. Administration of the Plan
     (a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
     (i) to select the Employees to whom Options or Shares may be granted;

     (ii) to determine the number of Shares awarded or subject to an Option;
     (iii) to determine the terms and conditions of any Shares or Option granted under the Plan, including the purchase or exercise price, conditions relating to exercise, and termination of the right to exercise;
     (iv) to determine whether any Option shall be an ISO or a Nonqualified Option;
     (v) to determine the restrictions or conditions related to the delivery, holding and disposition of Shares;
     (vi) to prescribe the form of each Grant Letter;
     (vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
     (viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Option or award of Shares, or Grant Letter or other instrument hereunder; and
     (ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
     (b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, Grantees, or any Person claiming any rights under the Plan from or through any Grantee, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.
     (c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

     Section 5. Option Termination.
     Unless otherwise determined by the Committee and set forth in a Grant Letter, Options shall terminate on the earliest of:
     (a) the 91st day following the date the Grantee ceases to be an Employee for any reason (except if such cessation is on account of death or Disability, the 181st day following such cessation); provided, however, that (i) in all cases the portion of any Option that did not vest prior to or upon the date of termination of employment or engagement with the Company or its Affiliates for any reason shall terminate immediately upon such termination, and (ii) if such termination is for Cause, the vested portion shall terminate as well;
     (b) the seventh anniversary of the date of grant as set forth in the Grant Letter; and
     (c) cancellation, termination or expiration of the Options pursuant to action taken by the Committee in accordance with Section 7.
Section 6. Exercise of Options
     (a) Only the vested portion of any Option may be exercised. A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, together with cash, a certified check or bank draft payable to the order of the Company, in amount equal to the sum of the exercise price for such Shares and any withholding tax obligation arising in connection with such exercise. The Committee may, in its sole discretion, permit other forms of payment, including notes or other contractual obligations of a Grantee to make payment on a deferred basis.
     (b) Before the Company issues any Shares to a Grantee pursuant to the exercise of an Option, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable tax laws to withhold for income or other taxes due upon or incident to such exercise. The Committee, may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Shares that would otherwise be delivered upon exercise of the Option.
     (c) Unless otherwise determined by the Committee and set forth in a Grant Letter, upon exercise of an Option by a Grantee that occurs both (i) while the Grantee remains an Employee, and (ii) within the 90 day period prior to the outside expiration date of the Option, the Grantee may satisfy the exercise price and withholding tax obligation described in Section 6(c) by any combination of cash and/or Shares (including both previously owned Shares and Shares otherwise to be delivered upon exercise of the Option) having an aggregate fair market value (as determined by the Board in good faith) that, when added to any such cash, equals the exercise price and withholding tax obligation, provided, however, that the use of Shares shall not be permitted to the extent (i) it would result in a default or breach on the part of the Company or any subsidiary under any loan or other agreement, or (ii) the Grantee is able to effect a broker-assisted “cashless” exercise arrangement that may then be available to the Grantee.

     (d) As a condition to the grant of an Option or delivery of any Shares upon exercise of an Option, the Company shall have the right to require that the Grantee become party to any stockholders agreement then in effect.
Section 7. Adjustment Upon Changes in Capitalization
     In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of Shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the Shares, then the Committee shall make such equitable adjustment as it determines in its discretion is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, including adjustment in (i) the number and kind of Shares deemed to be available thereafter for grants of Options or Shares under Section 3, (ii) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Options, and (iii) the exercise price. In addition, the Committee is authorized to make such adjustments as it shall in its sole discretion determine are appropriate in the terms and conditions of, and the criteria included in, Options and Shares (including, without limitation, cancellation of Options in exchange for the in-the-money value, if any, of the vested portion thereof, cancellation of unvested and/or out-of-the-money Options for no consideration, substitution of Options using securities of a successor or other entity, acceleration of the time that Options expire, or adjustment of performance targets or the manner in which they are calculated) in recognition of unusual or nonrecurring events (including, without limitation, an event described in the preceding sentence) affecting the Company, the Claire’s Investors or any other Affiliate of the Company or the financial statements of the Company, the Claire’s Investors or any Affiliate of the Company, or in response to changes in applicable laws, regulations or accounting principles.
     Section 8. Restrictions/Rights on Shares.
     (a) Restrictions on Issuing Shares. No Shares shall be issued or transferred to an Employee under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition the acquisition of Shares on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation, official interpretation thereof, or any underwriting agreement.
     (b) ISO Notice. A Grantee shall notify the Company of any disposition of Shares acquired upon exercise of an ISO if such disposition occurs within one year of the date of such exercise or within two years of the date of grant of such ISO. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made.

     (c) Transfer Restrictions. Except for transfers made pursuant to Sections 8(d), (e) or (f) below, Shares issued to a Grantee pursuant to the Plan may not be sold, pledged, encumbered or otherwise transferred, other than by the laws of decent and distribution (but such Shares shall in any event remain subject to the terms of the Plan and Grant Certificate).
     (d) Repurchase Right. Unless otherwise determined in a Grant Letter, the Company shall have the right (but not the obligation) to repurchase any or all of the Shares acquired upon exercise of the Options upon a Grantee’s ceasing to be an Employee for any reason. Such right shall be exercisable by the Company during the one year period following the later of the date of such cessation or the date the Option is exercised. The price per Share to be paid by the Company should it choose to exercise its repurchase right shall equal the fair market value per share, as determined by the Board in good faith; provided, however, if the Shares are to be repurchased following a termination for Cause, or if, prior to such repurchase the Grantee engages in Specified Conduct, then the price per Share to be paid by the Company shall not exceed the price per Share paid by the Grantee, less any distributions paid in respect of such Share. The price per Share to be paid by the Company should it choose to exercise its repurchase right shall be paid in cash or by plain check against delivery of certificates representing the repurchased Shares; provided that, if such payment would result in a default or breach on the part of the Company or any subsidiary under any loan or other agreement, then payment shall be deferred until the first business day that it may occur without any such default or breach existing or resulting (and such deferral shall be credited with a market rate of interest as determined by the Committee), provided, further that if such payment cannot be made within two years of the date of such repurchase, the Grantee may elect to cancel such repurchase and receive a return of the repurchased Shares. The Company may offset against the payment of the repurchase price any amounts owed by the Grantee to the Company or any Affiliate of the Company. Should the Company choose not to exercise its repurchase right, or is otherwise prohibited by law or contract from doing so, any Claire’s Investor or its controlling Affiliates may exercise such right as if it were the Company.
     (e) Drag-Along Right. If one or more Claire’s Investors notifies a holder of Shares issued under the Plan that it or they desires to sell Shares representing at least a majority of the outstanding Shares of the Company and specifies the terms and conditions of such proposed transfer, then such holder shall take all necessary and desirable actions reasonably requested by such Claire’s Investors in connection with the consummation of such sale, and within ten (10) business days of the receipt of such notice (or such longer period of time as such Claire’s Investors shall designate in such notice) such holder shall cause a pro rata number of his Shares to be sold to the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the Shares being sold by such Claire’s Investors. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, such holder will, (i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter’s rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Claire’s Investors as directed by such Claire’s Investors.

     (f) Tag-Along Right. If one or more Claire’s Investors desires to sell Shares representing at least a majority of the outstanding Shares of the Company (disregarding any sale to Affiliates of such Claire’s Investor), the Company shall notify a holder of Shares in writing. After such notice, a holder of Shares issued under the Plan may, but is not obligated to, by written notice, request that such Claire’s Investor cause such designated purchaser to purchase on the same terms and conditions as are applicable to such Claire’s Investor’s Shares, the number of such holder’s Shares to be sold, which as a percentage of such Holder’s Shares shall not exceed the percentage of such Claire’s Investor’s Shares to be sold. The Company shall cause such Claire’s Investor to agree, within ten (10) business days of the receipt of such notice (or such longer period of time as such Claire’s Investor shall designate in such notice) to cause such holder’s Shares to be purchased by the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the sale of the Claire’s Investor’s Shares. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, such holder will, (i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter’s rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Claire’s Investor as directed by such Claire’s Investor.
     (g) Voting. Each holder of Shares issued under the Plan shall be deemed to have irrevocably appointed Apollo Management VI, L.P. on behalf of certain affiliated co-investment partnerships (with full power of substitution), as such holder’s proxy and attorney-in-fact (in such capacity, the “Proxy Holder”) to vote and give or withhold consent, with respect to all Shares held by such stockholder at any time, for all matters subject to the vote of such holder from time to time in such manner as the Proxy Holder shall determine in its sole and absolute discretion, whether at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company or by written consent or otherwise, giving and granting to the Proxy Holder all powers such holder would possess if personally present and hereby ratifying and confirming all that the Proxy Holder shall lawfully do or cause to be done by virtue hereof. The Proxy Holder shall not have any liability to any holder of Shares as a result of any action taken or failure to take action pursuant to the foregoing proxy except for any action or failure to take action not taken or omitted in good faith or which involves intentional misconduct or a knowing violation of applicable law. The Company acknowledges the validity of the foregoing irrevocable proxy, and agrees to recognize the Proxy Holder as the sole attorney and proxy for each such holder of Shares at all times.
     (h) Qualified IPO. The rights and restrictions contained in subsections (c), (d), (e) and (f) above shall lapse upon a Qualified IPO; provided, however, that unless otherwise determined by the Committee, each Grantee shall enter into such standstill agreements and related agreements as the managing underwriters of such Qualified IPO may request.
     (i) Certificates for Shares. Shares issued under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Shares are registered in the name of a Grantee, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, and the Company may retain physical possession of the certificates, in which case the Grantee shall be required to have delivered a power of transfer to the Company, endorsed in blank, relating to the Shares.

     (j) Third Party Beneficiaries Rights. The Claire’s Investors and their Affiliates shall be third party beneficiaries under subsections (d) and (e), and Apollo Management VI, L.P. shall be a third party beneficiary under subsection (g), and they each shall be entitled to enforce their rights thereunder as to any Grantee.
Section 9. General Provisions
     (a) Grant Letter. Each award under the Plan shall be evidenced by a Grant Letter. The terms and provisions of such Grant Letters may vary among Grantees and among different awards granted to the same Grantee.
     (b) No Right to Employment. The grant of an award under the Plan in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its Affiliates, or, with respect to an Option, until the Option is exercised and Shares are issued, any rights as a stockholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a Grantee shall cease to be an Employee upon a sale of any subsidiary of the Company that employs or engages such Grantee, unless the Grantee shall otherwise continue to provide services to the Company or another subsidiary of the Company as an employee or director.
     (c) No Funding. No Grantee, and no beneficiary or other Persons claiming under or through the Grantee, shall have any right, title or interest by reason of any award under the Plan to any particular assets of the Company or Affiliates of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.
     (d) No Transfers. No Option may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee’s lifetime only by the Grantee. Upon a Grantee’s death, the estate or other beneficiary of such deceased Grantee shall be subject to all the terms and conditions of the Plan and Grant Letter, including the provisions relating to the termination of the right to exercise an Option.

     (e) Governing Law; Jurisdiction. The Plan shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois, except to the extent that the Delaware General Corporation Law applies as a result of the Company being incorporated in the State of Delaware, in which case the Delaware General Corporation Law shall apply. Each Grantee, and each beneficiary or other Person claiming under or through the Grantee by accepting the grant of an Option consents to the exclusive jurisdiction of any state or federal court located within the State of Illinois, agrees that all actions or proceedings relating to the Plan shall be litigated in such courts, waives any defense of forum non conveniens, and agrees to be bound by any final and nonappealable judgment rendered thereby in connection with the Plan. To the extent the Grantee is a party to an employment agreement with the Company or any of its Affiliates that provides for binding arbitration of employment disputes, then any disputes between the Company and such Grantee arising under the Plan shall be arbitrated in accordance with the procedures set forth in such employment agreement.
     (f) Currency. The Committee, in its discretion, may permit payment of any exercise price or purchase price for Shares in any currency other than U.S. dollars, based on prevailing exchange rates, as determined by procedures established by the Committee.
Section 10. Amendment or Termination
     In addition to its authority elsewhere in the Plan, the Committee may, at any time, amend or terminate the Plan or any Grant Letter; provided, however, that, no such action shall adversely affect the rights of Grantees with respect to Options or other awards previously granted hereunder or under such Grant Letter.

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